IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@ipm.bc.ca

API Gaming and Imagis to Market Blacklist ID Software and
Biometric Facial Recognition to Casinos

Vancouver, BC, May 16, 2001: (OTCBB: IGSTF"; CDNX: "NAB"; Germany: "IGY") Imagis Technologies Inc. ("Imagis") announces that it is partnering with API Gaming ("API"), one of North America's leading gaming consulting firms, to market the world's leading casino surveillance software application, "Casino-ID," together with access to a central database of intelligence on undesirable patrons, as well as preferred and advantage players.

API is combining Imagis' Casino-ID tracking software with its own database of North American undesirable patrons to produce a highly effective means of enabling casinos to rapidly identify such people entering or playing in casinos. Using Casino-ID's advanced biometric facial recognition capabilities on images captured by a casino's existing surveillance cameras allows a casino to initially search its own database to identify a suspicious person, and then widen the search to the national database if required. As a result, Casino-ID protects bona fide guests, self-barred players, and casino staff from potential threats.

API PRESIDENT, Dennis Nelson, said "from our extensive experience in advising casinos across North America on the regulatory and security side of gaming, we know that the Casino-ID application will be of substantial value to casino management, their staff, and the gaming public across North America. We have already received significant interest in Casino-ID, and see it meeting a real need in the gaming industry."

About API Gaming
API Gaming is one of North America's leading gaming consulting firms, specializing in security and protection services, systems design, regulatory and facility development, internal controls, business due diligence, and start-up consulting to the gaming industry. API Gaming is now building North America's most comprehensive and functional gaming security databases, utilizing Imagis' world-class facial recognition software.
www.api-inc.com

About Imagis Technologies Inc.
Imagis Technologies Inc., is an independent software developer of biometric solutions. Its ID-2000™ facial recognition technology is being used by international agencies in the justice and law enforcement market. ID-2000™ forms the basis of some of the world's largest criminal justice digital imaging systems. Imagis' product suite includes the flagship criminal database application CABS™, used by numerous law enforcement agencies. CABS™ provides an integrated view of data, arrest and booking information, evidence tracking and images, including faces. Imagis is currently expanding into new markets such as security, e-commerce and identity verification at high traffic locations including airports and casinos. Imagis markets its products through a global network of business partners.
http://www.ImagisTechnologies.com/

News Release, May 16, 2001

IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@ipm.bc.ca

On behalf of the Board of Directors

"Sandra Buschau"

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Imagis Technologies Inc.
Contact: Sandra Buschau
Director & VP Investor Relations
Tel: (604) 684-4691
e-mail: sandy@ipm.bc.ca
http://www.ImagisTechnologies.com/

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